Exhibit 10.1

TERMINATION AGREEMENT

This Termination Agreement is made and entered into as of May 6, 2015 (this “Termination Agreement”) by and among Cambridge Capital Acquisition Corporation, a Delaware corporation (“Parent”), Cambridge Holdco, Inc., a Marshall Islands corporation and wholly-owned subsidiary of Parent (“Holdco”), Cambridge Merger Sub, Inc., a Marshall Islands corporation and a wholly-owned subsidiary of Holdco (“Merger Sub”), Parakou Tankers, Inc., a Marshall Islands corporation (the “Company”), and Por Liu, a natural person (the “Shareholder”). Capitalized terms contained in this Termination Agreement, but not specifically defined herein, shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, Parent, Holdco, Merger Sub, the Company and the Shareholder are parties to that certain Business Combination Agreement, dated as of December 1, 2014, as amended on April 21, 2015 (the “Merger Agreement”);

WHEREAS, Parent, Holdco, Merger Sub, the Company and the Shareholder wish to terminate the Merger Agreement, the Mergers and the Transactions contemplated by the Merger Agreement;

WHEREAS, in accordance with Section 9.01 of the Merger Agreement, the board of directors of Parent has approved the execution of this Agreement and the termination of the Merger Agreement, the Mergers and the Transactions contemplated by the Merger Agreement; and

WHEREAS, the Company and the initial stockholders of Parent are parties to the Sponsors Agreement, dated as of December 1, 2014 (the “Sponsors Agreement”).

AGREEMENT

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Pursuant to Section 9.01(a) of the Merger Agreement, the parties hereby terminate the Merger Agreement, and the Mergers and the other Transactions contemplated by the Merger Agreement. As a result of such termination, subject to the provisions of Section 9.02 of the Merger Agreement, the Merger Agreement is hereby deemed void and none of Parent, Holdco, Merger Sub, the Company and the Shareholder shall have any liability under the Merger Agreement; provided that, for the avoidance of doubt, Section 6.20 of the Merger Agreement shall survive the termination of the Merger Agreement and shall continue in full force and effect.

2. The Company has agreed to terminate the Sponsors Agreement.

3. This Termination Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

4. This Termination Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

5. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be duly executed as of the date first above written.

CAMBRIDGE CAPITAL ACQUISITION CORPORATION

By:	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	Chief Executive Officer

CAMBRIDGE HOLDCO, INC.

By:	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President and Chief Executive Officer

CAMBRIDGE MERGER SUB, INC.

By:	/s/ Benjamin Gordon
Name:	Benjamin Gordon
Title:	President and Chief Executive Officer

PARAKOU TANKERS, INC.

By:	/s/ Por Liu
Name:	Por Liu
Title:	Chief Executive Officer

POR LIU

By:	/s/ Por Liu
Name:	Por Liu